As Filed With The Securities And Exchange Commission On August 28, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BALDOR ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Missouri	43-0168840
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5711 R.S. Boreham, Jr. St. Fort Smith, Arkansas	72901
(Address of principal executive offices)	(Zip Code)

BALDOR ELECTRIC COMPANY

2006 EQUITY INCENTIVE PLAN

(Full title of plan)

GEORGE E. MOSCHNER

Chief Financial Officer and Secretary

Baldor Electric Company

5711 R.S. Boreham, Jr. St.

Fort Smith, Arkansas 72901

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (479) 646-4711

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, $0.10 par value	1,500,000(1)	$27.765	$41,647,500	$2,323.93

(1)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)	Estimated solely for purposes of computing the Registration Fee pursuant to the provisions of Rules 457(c) and (h), based upon the average of the high and low sale prices of Common Stock, $0.10 par value, of the Registrant as reported on the New York Stock Exchange on August 21, 2009.

EXPLANATORY NOTE

This registration statement (“Registration Statement”) is being filed, in accordance with General Instruction E to Form S-8, to register 1,500,000 additional shares of common stock (“Common Stock”), $0.10 par value per share, of Baldor Electric Company (the “Company”) that may be issued under the Baldor Electric Company 2006 Equity Incentive Plan (the “Plan”), as may be amended from time to time. The contents of the Registrant’s Form S-8 Registration Statement filed on June 1, 2006 (File No. 333-134641) relating to the Plan are hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

(i)	The Company’s Annual Report on Form 10-K for the year ended January 3, 2009;

(ii)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended April 4, 2009 and July 4, 2009;

(iii)	The Company’s Current Reports on Form 8-K filed on February 27, 2009 and April 1, 2009 (specifically excluding the information furnished under Items 2.02 and 7.01 and any exhibits furnished thereto); and

(iv)	The description of the Company’s Common Stock, as contained in the Registration Statement on Form S-3 filed on July 10, 2007, pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be made a part hereof from the date of filing of such documents. Any statements contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document incorporated herein by reference modifies or supersedes such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Where any document or part thereof is incorporated by reference in this Registration Statement, the Company will provide without charge to each person to whom a Prospectus with respect to the Plan is delivered, upon written or oral request of such person, a copy of any and all of the information incorporated by reference in this Registration Statement, excluding exhibits unless such exhibits are specifically incorporated by reference.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of shares of Common Stock pursuant to the Plan is being opined upon to the Company by the law firm Thompson Coburn LLP, St. Louis, Missouri. Richard E. Jaudes, a director of the Company, is a partner of Thompson Coburn LLP, which has provided legal services to the Company in the past and is expected to provide legal services to the Company in the future. At August 28, 2009, Mr. Jaudes held 5,459 shares of Common Stock of the Company, stock options for the purchase of 51,360 shares of the Common Stock of the Company, of which 46,080 are currently exercisable, and distributable awards of 1,755 shares of the Common Stock of the Company.

Item 6. Indemnification of Directors and Officers.

Pursuant to Mo. Rev. Stat. 351.355, a company incorporated under the laws of the State of Missouri may indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred as a result of civil, criminal, administrative or investigative proceedings threatened or pending against such parties (other than such actions by or in the right of the corporation) if the officer or director acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. With respect to actions by or in the right of the corporation, the corporation may indemnify directors and officers against expenses, including attorneys’ fees and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of the action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct, unless and only to the extent that the court in which such action is brought determines the person is entitled to indemnification.

Section 357.355 allows a corporation to adopt provisions in its articles of incorporation or bylaws or to enter into agreements (which bylaws or agreements have been adopted by the shareholders) which provide for indemnity of the corporation’s officers and directors based on a lower standard of conduct, except for knowingly fraudulent, deliberately dishonest or willful misconduct.

In addition, under Missouri law, the Company may purchase and maintain insurance on behalf of its officers and directors for any liability incurred by such parties in connection with their status as an officer or director of the Company, regardless of whether the Company would have the power under Missouri law to indemnify its officers or directors against such liability.

Article Ten of the Company’s Restated Articles of Incorporation, as amended, provides that the Company shall indemnify its officers and directors in all actions, whether derivative, nonderivative, civil, criminal, administrative or investigative, if such party’s conduct is not finally adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct. This is a lower standard than that set forth in the statute. Baldor also maintains directors’ and officers’ liability insurance which protects each director or officer from liability for actions taken in their capacity as directors or officers. This insurance may provide broader coverage for such individuals than may be required by Article Ten of the Company’s Restated Articles of Incorporation, as amended.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the

Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Smith, State of Arkansas, on August 28, 2009.

BALDOR ELECTRIC COMPANY

By	/s/ George E. Moschner
George E. Moschner
Chief Financial Officer and Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints John A. McFarland and Ronald E. Tucker the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 with respect to the Baldor Electric Company 2006 Equity Incentive Plan, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorney-in-fact and agent full power and authority to do and to perform each and every act and thing requisite and necessary to be done in ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John A. McFarland	Chairman,	August 28, 2009
John A. McFarland Principal Executive Officer	Chief Executive Officer and Director

/s/ Ronald E. Tucker	President,	August 28, 2009
Ronald E. Tucker	Chief Operating Officer and Director

/s/ George E. Moschner	Chief Financial Officer	August 28, 2009
George E. Moschner	and Secretary
Principal Financial and
Accounting Officer

/s/ Jefferson W. Asher, Jr.	Director	August 28, 2009
Jefferson W. Asher, Jr.

/s/ Merlin J. Augustine, Jr.	Director	August 28, 2009
Merlin J. Augustine, Jr.

/s/ Richard E. Jaudes	Director	August 28, 2009
Richard E. Jaudes

/s/ Jean A. Mauldin	Director	August 28, 2009
Jean A. Mauldin

/s/ Robert J. Messey	Director	August 28, 2009
Robert J. Messey

/s/ Robert L. Proost	Director	August 28, 2009
Robert L. Proost

/s/ R.L. Qualls	Director	August 28, 2009
R. L. Qualls

/s/ Barry K. Rogstad	Director	August 28, 2009
Barry K. Rogstad

EXHIBIT INDEX

Exhibit No.
4.1 *	Articles of Incorporation, as restated and amended, of the Company, incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 4, 1998.

4.2 *	By-Laws, as amended, of the Company, incorporated herein by reference to Exhibit 3(ii) to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2008.

5.1	Opinion of Thompson Coburn LLP as to the legality of the securities being registered.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Thompson Coburn LLP (included in Exhibit 5.1).

24.1	Power of Attorney (set forth on signature page hereto).

99.1	Baldor Electric Company 2006 Equity Incentive Plan, as amended.

*	Previously filed.